Exhibit 99.1

NEWS RELEASE

CONTACT:	Sean McHugh Director, Investor Relations 561-438-0385 smchugh@officedepot.com

Office Depot to Broadcast Presentation at Sanford Bernstein Conference
Live Over the Internet

Delray Beach, FL – June 1, 2004 — Office Depot, Inc. (NYSE:ODP), one of the world’s largest resellers of office products, will broadcast its presentation at Sanford Bernstein’s Strategic Decisions Conference on Thursday, June 3, 2004 in a live Webcast at 9:00 am (Eastern Time). A replay of the Webcast will be available from 11:00 am on June 3 through June 25, 2004. Copies of slides presented at the Conference will be posted on the Company’s Web site at the URL noted below as soon as practicable.

This Webcast may be accessed from the Office Depot Web site at http://investor.officedepot.com. We recommend you access the Webcast 15-20 minutes prior to the scheduled start time. To listen to the Webcast, participants will need a computer with speakers and Microsoft Windows Media Player or Real Player. The software links are free and available on the Webcast preview page, at the above Office Depot Web address.

About Office Depot

With annual sales of more than $12 billion, no one sells more office supplies to more customers in more countries than Office Depot. Founded in 1986 and headquartered in Delray Beach, FL, the company conducts business in 23 countries and employs nearly 50,000 people worldwide.

Office Depot is a leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. The company is the world’s number two online retailer — generating $2.6B in sales for FY’03. In North America, Office Depot has 900 retail stores in addition to a national business-to-business delivery network supported by 22 delivery centers, more than 60 local sales offices and 13 regional call centers.

The company’s common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.